EXHIBIT 99.1
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


Jonathon K. Heffron
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

Salvatore A. Ranieri
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE

BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES THAT THE BNKUZ CERTIFICATES WILL NOT CONTINUE TO TRADE ON THE NASDAQ IN THE EVENT THEY BECOME WORTHLESS AS A RESULT OF A SUPREME COURT DENIAL OF PLAINTIFFS' PETITION FOR REVIEW OF THE DECISION OF THE U.S. COURT OF APPEALS FOR THE FEDERAL CIRCUIT

Houston, Texas - October 1, 2004. The Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") previously announced the September 22, 2003 judgment of the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") awarding the Plaintiffs $4,884,283. On April 9, 2004, the Plaintiffs timely filed a Petition for a Writ of Certiorari ("Petition") in the Supreme Court of the United States (the "Court"), requesting review of the Appeals Court decision.

According to the Court's automated docket system, the Petition was distributed to the Justices for Conference on September 27, 2004, and the Court made its decision on whether to grant or deny review on September 28, 2004. The Litigation Trust expects the Court to publicly announce the decision on October 4, 2004, or shortly thereafter.

While the Plaintiffs strongly believe in the validity and correctness of the points made in their Petition, there can be no assurances that the Court will grant review of the Appeals Court decision. The Court has absolute discretion to grant or deny review in virtually all cases in which petitions are filed. In this regard, the Court grants review in fewer than 100 cases per year, although approximately 8,200 petitions are filed during each annual term of the Court. Moreover, even if the Court were to accept review, it could still allow the Appeals Court judgment to stand.

The Litigation Trust has previously announced that if the Court were to deny review of the Petition, there would be no recovery to the Litigation Trust certificateholders and the BNKUZ certificates would be worthless.
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The Litigation Trust has learned that the BNKUZ certificates will not be available for trading on the NASDAQ exchange in the event the certificates were to become worthless as a result of a Court denial of the Petition.

Thus, in the event the Court denies the Petition, the certificates will become worthless, they will cease to be available for purchase and sale on the NASDAQ or any other public securities exchange, and the Litigation Trust will make application to the NASDAQ to delist the certificates immediately. In addition, the Litigation Trust will make application to the SEC to deregister the certificates and BNKUZ, and it will take all necessary and appropriate actions to terminate the Trust.

The Litigation Trust will issue a press release as soon as it learns of the Court's decision to grant or deny the Petition.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.